Exhibit 99.1
[Amkor Letterhead]

To:	All Directors and Executive Officers of Amkor Technology, Inc.

From:	Jerry Allison

Date:	August 16, 2006

Re:	Important Notice of Special Trading Restrictions during
401(k) Blackout Period

     This notice is to inform you that you will not be able to buy or sell any shares of Amkor Technology common stock beginning at the close of the market on August 15, 2006 and ending once the Company’s Form 10-Q for the second fiscal quarter of 2006 is filed with the Securities and Exchange Commission and the blackout period described below is terminated.
     We are required to send you this notice because a pension blackout period will be imposed under the Amkor Technology, Inc. 401(k) Plan (the “Plan”) beginning at the close of the market on August 15, 2006 and ending once the Company’s Form 10-Q for the second fiscal quarter of 2006 is filed with the Securities and Exchange Commission (the “Blackout Period”). Under the Sarbanes-Oxley Act, members of our Board of Directors and our executive officers are not permitted buy or sell any shares of Amkor common stock during the Blackout Period. The Sarbanes-Oxley Act also requires us to send you this notice.
     During the Blackout Period, Plan participants will be unable to transfer their Plan account balances into or out of the Amkor Technology, Inc. Common Stock Fund (the “Stock Fund”), change their future contributions directed to the Stock Fund, or request new loans or distributions from the Stock Fund. The Blackout Period is being imposed in conjunction with issues related to Amkor review of its historical stock option practices.
     Although this trading restriction is subject to certain exceptions, given the complexity of these rules you should avoid any change in your beneficial ownership of Amkor stock during the Blackout Period.
     You will be notified when the Blackout Period ends. In the meantime, if you have any questions concerning this notice or the status of the Blackout Period, please contact me at 480-821-5000 (ext. 5230).